QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 5.1

[LETTERHEAD OF BLAKE, CASSELS & GRAYDON LLP]

April 16, 2003

Canadian Imperial Bank of Commerce
Commerce Court
Toronto, ON M5L 1A9

Dear Sirs/Mesdames:

  RE:
  CANADIAN IMPERIAL BANK OF COMMERCE
  REGISTRATION STATEMENT ON FORM F-3

        We have acted as Ontario counsel to Canadian Imperial Bank of Commerce ("CIBC") in connection with the preparation and filing with the United States Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") of CIBC's Registration Statement on Form F-3 (the "Registration Statement") relating to offers and sales of certain securities of CIBC, as described below.

        The securities of CIBC to be qualified under the Registration Statement consist of debt securities issued under an indenture (the "Indenture") between CIBC and Wilmington Trust Company, as Trustee. The Indenture is expressed to be governed by the laws of the state of New York.

        For the purposes of this opinion, we have examined such statutes, public and corporate records, opinions, certificates and other documents, and considered such questions of law, as we have considered relevant and necessary as a basis for the opinions hereinafter set forth. We have examined originals or copies, certified or identified to our satisfaction, of the by-laws of CIBC, the certificates of the officers of CIBC as to certain matters of fact, a copy of which has been delivered to you, resolutions of the directors of CIBC with regard to signing authority for or on behalf of CIBC, and photocopies of the executed Indenture.

        In such examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photocopies or facsimiles. We have relied exclusively on the certificates referred to above with respect to the accuracy of the factual matters contained therein and have not performed any independent check or verification of such factual matters.

        The opinions expressed herein are limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein.

        Based and relying upon and subject to the foregoing, we are of the opinion that:

          1.    The Indenture in the form attached to the Registration Statement as Exhibit 4.1 has been duly authorized by all necessary corporate action on the part of CIBC.

          2.    Assuming due execution and delivery of the Indenture substantially in the form of Exhibit 4.1 to the Registration Statement, when (i) duly authorized, executed and delivered on behalf of CIBC in accordance with the provisions of the Indenture and (ii) duly authenticated by the Trustee pursuant to the terms of the Indenture, the securities issuable under the Indenture will have been legally issued by CIBC.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (as it may be amended from time to time) and to the reference to our firm name under the headings "Legal Matters" and "Enforceability of Liabilities" in the Registration Statement, without thereby admitting that we are "experts" under the Securities Act or the rules and regulations of the Commission thereunder for purposes of any part of the Registration Statement (as it may be amended from time to time), including this exhibit.

                      Yours very truly,

                      /S/ BLAKE, CASSELS & GRAYDON LLP

QuickLinks

  EXHIBIT 5.1